EXHIBIT 10.1
AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, MA 01803
2012 EXECUTIVE BONUS PLAN
On February 23, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Avid Technology, Inc. (the “Company”) adopted this 2012 Executive Bonus Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of this Plan is: (i) to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate certain Company officers, and (ii) to reward such officers for their contributions toward the achievement of certain Company financial goals and their personal performance in 2012. Except where the context otherwise requires, the term “Company,” as used in this Plan, includes any of the Company's present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2.	FINAL AUTHORITY; ADMINISTRATION

The Committee will administer and have final authority on all matters relating to the Plan, except as otherwise set forth herein. The Committee may interpret and construe the Plan, decide any and all matters arising under or in connection with the Plan, and correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient to implement the Plan. Additionally, the Committee may amend, suspend, revoke or terminate the Plan at any time. All bonus payouts under the Plan are subject to prior approval by the Committee. All decisions by the Committee will be made in the Committee's sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.

3.	ELIGIBILITY

All of the Company's executive officers and certain other officers designated by the Committee (collectively, “officers”) will be eligible to participate in the Plan; provided, however, that officers hired after September 30, 2012 will be eligible to participate in the Plan at the discretion of the Committee. Eligible officers must be employed by the Company on December 31, 2012 in order to receive a bonus, if any, under this Plan, unless otherwise provided in an employment agreement, offer letter or other similar agreement between the officer and the Company. An eligible officer who ceases to be employed by the Company, other than as a result of termination by the Company for cause, after December 31, 2012, but prior to the bonus payout date, will be entitled to receive a bonus pursuant and subject to the terms and conditions of this Plan. For purposes of the Plan, the following individuals will be deemed to be employed by the Company as of December 31, 2012: (i) any officer on an approved leave of absence on that date, and (ii) any officer who in 2012 becomes disabled and qualifies for benefits under the Company's long-term disability plan. For individuals who become officers of the Company during 2012 as a result of an acquisition, initial eligibility for participation in the Plan will be determined by the Committee on a case-by-case basis. Each eligible officer is deemed a “Participant” in the Plan.

4.	TARGET BONUS

Each Participant has been designated by the Company as being eligible to earn a target bonus amount equal to a percentage of the Participant's base salary (the “Bonus Percentage”).

Each Participant's “Target Bonus Amount” for 2012 is his or her Bonus Percentage multiplied by the base salary paid to him or her in 2012. For purposes of the Plan, base salary includes regular wages and vacation, sick time and holiday pay, but not leave of absence, bonus or other premium pay.

5.	PLAN MODEL OVERVIEW

Expected bonus payouts will initially be based on the following two components: Company Performance and Personal Performance (each referred to as a “Performance Component”). Each Performance Component is described in greater detail in Section 6. The Performance Components have been assigned the following weights:

Performance Component	Weight
Company Performance	80%
Personal Performance	20%

6.	PERFORMANCE COMPONENTS

6.1	Company Performance. Company Performance will be measured using two metrics (each a “Company Metric”), with each Company Metric assigned a weight, as set forth in the following table:

Company Metric[1]	Weight
Company Revenues	50%
Company Operating Earnings[2]	50%

[1]	Actual performance for all Company Metrics will be determined on a non-GAAP basis consistent with historical Company practice.

[2]	Operating earnings will include any bonus payouts for officers and employees.

For each Company Metric, the Committee will establish a minimum performance level, a target performance level and a maximum performance level. Each Company Metric will receive a score based upon achievement of these performance levels as set forth in the following table:

Performance Level	Score
Maximum (and above)	2.0
Between target and maximum	1.00 to 2.0[1]
Target	1.00
Between minimum and target	0.20 to 1.00[2]
Minimum	0.20
Between 0.00 and minimum	0.00 to 0.20[3]

[1]	Score will be adjusted on a linear basis between 1.00 and 2.0 based on actual results.

[2]	Score will be adjusted on a linear basis between 0.20 and 1.00 based on actual results.

[3]	Score will be adjusted on a linear basis between 0.00 and 0.20 based on actual results.

The scores attached to each Company Metric will be used in the following formula, which incorporates the weight of each Company Metric, to determine the “Company Performance Score”:

(Company Revenues score) x (50%)
+ (Company Operating Earnings score) x (50%)
Company Performance Score

6.2
Personal Performance. The Committee will assign personal performance goals to Participants for 2012. The Committee will consider goals recommended by the Chief Executive Officer for each Participant when making such assignments. The Committee may amend or modify any goal or substitute a new goal in place of any existing goal, to the extent equitable under the circumstances (e.g., in the event a Participant's role or responsibilities change).

The Committee, within a reasonable period of time after December 31, 2012, will then determine, in its discretion, each Participant's performance relative to each goal on a numerical basis (a “Personal Performance Score”).

7.	OVERALL PARTICIPANT SCORE

Each Participant will be assigned an “Overall Score” that will be calculated in accordance with the formula set forth below:

(Company Performance Score)	x	(80%)
+ (Personal Performance Score)	x	(20%)
Overall Score

8.	BONUS PAYOUTS

8.1	Bonus Payout. Each Participant's expected bonus payout under this Plan, if any, will be calculated in accordance with the following formula:
(Target Bonus Amount) x (Overall Score) = Expected Bonus Payout
Notwithstanding the preceding, the Committee, in its sole discretion, may determine an actual bonus payout for any Participant that is less than the amount determined in accordance with the foregoing formula or zero with respect to such Participant or, taking into account such factors as the Committee determines appropriate in its sole discretion, determine an actual bonus payout that exceeds the expected bonus payout calculated above, but not beyond two times the Participant's Target Bonus Amount (a Participant's “Capped Amount”). The Committee may make its determination on a Participant by Participant basis and need not treat Participants uniformly. A Participant who is eligible for a bonus payout does not earn a bonus payout until the Committee makes any and all final determinations as authorized by the Plan.

8.2
Bonus Pool. The recommended bonus pool under the Plan is created by multiplying the Company Performance Score by the Target Bonus Amount for each Participant and then aggregating these amounts. The Committee will determine, in its sole discretion, the sufficiency of the size of the recommended bonus pool in view of each Participant's Personal Performance Score and will establish the final bonus pool; provided, however, in no event shall the final bonus pool exceed the sum of all Participants' Capped Amounts. Once the final bonus pool is established, individual bonus amounts may be increased or decreased based on individual performance so long as the total amount of the final bonus pool is not exceeded.

8.3	Timing. Bonuses, if any, will be determined and paid by March 15, 2013.

9.	CHANGES TO EMPLOYMENT CIRCUMSTANCES

9.1
Changes to Base Salary. Because each Participant's Target Bonus Amount is based upon base salary paid in 2012, any adjustments to the rate or payment of a Participant's base salary will automatically be incorporated on a pro rata basis into that Participant's bonus payout calculation, including, without limitation, in the event of (i) any increase or diminution in base salary, (ii) any suspension, in whole or in part, of the payment of base salary in connection with an authorized leave of absence, and (iii) any payment of less than a full year's base salary in connection with a date of hire after January 1, 2012. If a Participant becomes disabled and qualifies for benefits under the Company's long-term disability plan, the Participant's bonus payout will be calculated based upon the Participant's base salary paid while on the Company payroll as an employee.

9.2
Changes to Bonus Percentage. If a Participant's Bonus Percentage changes during 2012, then separate bonus calculations will be performed for each time period for which different Bonus Percentages existed, using the Participant's base salary during each such time period.

9.3
Personal Performance Goals. In the event that a Participant's employment is terminated during 2012 but the Participant remains eligible to receive a bonus under this Plan pursuant to an employment agreement, offer letter or other similar agreement that the Participant entered into with the Company, the Committee shall have full discretion to determine the extent, if any, that a Participant will receive payment in consideration of his or her Personal Performance.

10.	MISCELLANEOUS

10.1
Adjustments. If, during 2012 a corporate transaction or event, or any other extraordinary event or circumstance, occurs which the Committee determines has or would distort the applicable performance criteria, the Committee may adjust or modify the calculation of the performance goals to the extent necessary to prevent reduction or enlargement of the Participant's actual bonus payout.

10.2
Tax Considerations. Neither Company nor any Participant will have the right to accelerate or defer the delivery of any such payments except to the extent permitted or required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company intends that all actions under this Plan comply with Section 409A and other applicable law. This Plan is intended to comply with the provisions of Section 409A and the Plan must, to the extent practicable, be construed in accordance therewith. Terms defined in the Plan will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Plan or any payment hereunder were determined not to comply with Section 409A, then neither Company, nor its designees or agents will be liable to the Participants or any other person for any actions, decisions, or determinations or any liability incurred under Section 409A, except as otherwise provided in an employment agreement, offer letter or other similar agreement between the Participant and the Company.

10.3
Other Bonuses and Incentives. Nothing in this Plan shall limit the discretionary authority of the Board or the Committee to approve and pay out additional or alternative bonuses to Participants (based on performance) or provide Participants additional or alternative incentives outside of the terms of this Plan.

10.4
No Right to Employment or Other Status. This Plan shall not be construed as giving any Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with any Participant free from any liability or claim under the Plan, except as may otherwise be provided in the Participant's employment agreement or change-in-control agreement with the Company.

10.5
Provisions for non-U.S. Participants. The Company may modify bonus payouts or establish separate procedures for Participants who are non-U.S. nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters.

10.6	Governing Law. This Plan will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision.

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